Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors of PBF Holding Company LLC:

We consent to the use of our report with respect to the balance sheets of Paulsboro Refining Business as of December 16, 2010 and December 31, 2009, and the related statements of income, changes in net parent investment, and cash flows for the period from January 1 through December 16, 2010 and for the years ended December 31, 2009 and 2008, included herein, and to the references to our firm under the headings “Experts” in the registration statement.

/s/ KPMG LLP

San Antonio, Texas
November 11, 2011